                                                                     Exhibit 5.1

                        [LETTERHEAD OF SIDLEY & AUSTIN]

                               December 4, 1996


MoneyGram Payment Systems, Inc.
7401 West Mansfield Avenue
Lakewood, Colorado  80235


Ladies and Gentlemen:

          We have acted as special counsel to MoneyGram Payment Systems, Inc., a Delaware corporation (the "Company"), in connection with the registration of the offer and sale of up to 16,625,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") by Integrated Payment Systems Inc., a Delaware corporation (the "Selling Stockholder"), pursuant to a Registration Statement on Form S-1 (Registration No. 333-228), as amended, filed with the Securities and Exchange Commission (the "Commission") and to which this opinion appears as Exhibit 5.1 (the "Registration Statement").

          We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination. Based on the foregoing, we are of the following opinion:

          The Shares will be legally issued, fully paid and nonassessable when
          (i) the Company's Board of Directors shall have adopted final resolutions authorizing the issuance of 16,624,900 of the Shares to the Selling Stockholder pursuant to the Contribution Agreement among the Company, First Data Corporation and the Selling Stockholder (the "Contribution Agreement"), (ii) the transactions contemplated by the Contribution Agreement shall have been duly consummated and (iii) certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the Selling Stockholder against receipt of the consideration provided therefor in the Contribution Agreement.

MoneyGram Payment Systems, Inc.
December 4, 1996
Page 2

          We do not find it necessary for purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the Shares.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to this Firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons from whom consent is required by Section 7 of the Securities Act of 1933, as amended, or the related rules promulgated by the Commission.


                                    Very truly yours,

                                    /s/ Sidley & Austin